                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                         EMPHESYS FINANCIAL GROUP, INC.
                                       AT

                              $37.50 NET PER SHARE

                                       BY

                                   HEW, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                                  HUMANA INC.

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 15, 1995,
                         UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN THAT NUMBER OF SHARES OF COMMON STOCK OF EMPHESYS FINANCIAL GROUP, INC. REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS, (ii) THE OFFICE OF THE COMMISSIONER OF INSURANCE OF WISCONSIN AND THE DEPARTMENT OF CORPORATIONS OF CALIFORNIA HAVING ISSUED FINAL ORDERS APPROVING, EXEMPTING OR OTHERWISE AUTHORIZING CONSUMMATION OF THE MERGER AND ALL OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT REFERRED TO BELOW AS MAY REQUIRE SUCH AUTHORIZATION (PROVIDED ANY SUCH ORDER DOES NOT IMPOSE TERMS OR CONDITIONS THAT MATERIALLY AND ADVERSELY AFFECT THE ECONOMIC BENEFITS OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT) AND (iii) SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15. THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY HEW, INC. IF, AMONG OTHER THINGS, EMPHESYS FINANCIAL GROUP, INC. DOES NOT ATTAIN CERTAIN PERCENTAGES OF SPECIFIED FINANCIAL AND OPERATIONAL TARGETS.

     THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER DATED AS OF AUGUST 9, 1995, AMONG HUMANA INC., HEW, INC., AND EMPHESYS FINANCIAL GROUP, INC. THE BOARD OF DIRECTORS OF EMPHESYS FINANCIAL GROUP, INC. HAS APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF EACH OF THE OFFER AND THE MERGER AND THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

                                   IMPORTANT

     Any stockholder desiring to tender Shares of common stock should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary, or follow the procedure for book-entry transfer set forth in Section 3 or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he desires to tender his Shares.

     Any stockholder who desires to tender Shares and cannot deliver such Shares and all other required documents to the Depositary by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

     Questions and requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.
                             ---------------------
                      The Dealer Manager for the Offer is
                               SMITH BARNEY INC.

August 16, 1995

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
Introduction.............................................................................   1
  1. Terms of the Offer..................................................................   2
  2. Acceptance for Payment and Payment for Shares.......................................   4
  3. Procedure for Tendering Shares......................................................   5
  4. Withdrawal Rights...................................................................   7
  5. Certain Federal Income Tax Consequences.............................................   8
  6. Price Range of Shares; Dividends....................................................   9
  7. Effect of the Offer on NYSE Listing, Market for Shares and Registration Under
       the Exchange Act..................................................................   9
  8. Certain Information Concerning the Company..........................................  10
  9. Certain Information Concerning the Parent and the Offeror...........................  13
 10. Source and Amount of Funds..........................................................  14
 11. Background of the Offer; Past Contacts, Transactions or Negotiations with the
       Company...........................................................................  15
 12. Purpose of the Offer and the Merger; Plans for the Company..........................  21
 13. The Merger Agreement; the Stock Option and Tender Agreement.........................  22
 14. Dividends and Distributions.........................................................  32
 15. Certain Conditions to the Offeror's Obligations.....................................  32
 16. Certain Regulatory and Legal Matters................................................  34
 17. Fees and Expenses...................................................................  36
 18. Miscellaneous.......................................................................  36
Annex I.     Certain Information Concerning the Directors and Executive
              Officers of the Parent and the Offeror..................................... A-1

TO THE HOLDERS OF COMMON STOCK OF
EMPHESYS FINANCIAL GROUP, INC.

                                  INTRODUCTION

     HEW, Inc., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Humana Inc., a Delaware corporation (the "Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of EMPHESYS Financial Group, Inc., a Delaware corporation (the "Company"), at a purchase price of $37.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offeror will pay all charges and expenses of Smith Barney Inc. (the "Dealer Manager"), Chemical Mellon Shareholder Services (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent"), in connection with the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER, THE MERGER (AS HEREINAFTER DEFINED) AND THE MERGER AGREEMENT (AS HEREINAFTER DEFINED), HAS DETERMINED THAT THE TERMS OF EACH OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH WILL REPRESENT NOT LESS THAN A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER IS ALSO CONDITIONED UPON THE OFFICE OF THE COMMISSIONER OF INSURANCE OF WISCONSIN AND THE DEPARTMENT OF CORPORATIONS OF CALIFORNIA HAVING ISSUED FINAL ORDERS APPROVING, EXEMPTING, OR OTHERWISE AUTHORIZING CONSUMMATION OF THE MERGER AND ALL OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AS MAY REQUIRE SUCH AUTHORIZATION (PROVIDED ANY SUCH ORDER DOES NOT IMPOSE TERMS OR CONDITIONS THAT MATERIALLY AND ADVERSELY AFFECT THE ECONOMIC BENEFITS OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT) (THE "INSURANCE APPROVALS"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 15. THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY THE OFFEROR AND THE PARENT IF, AMONG OTHER THINGS, THE COMPANY DOES NOT ATTAIN CERTAIN PERCENTAGES OF SPECIFIED FINANCIAL AND OPERATIONAL TARGETS.

     Morgan Stanley & Co. Incorporated ("Morgan Stanley"), the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view. A copy of such opinion is contained in the Company's Statement on Schedule 14D-9 which is being distributed to the Company's stockholders.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 9, 1995 (the "Merger Agreement"), among the Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("DGCL"), the Offeror will be merged with and into the Company (the "Merger"). See Section 12. Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares owned by the Company as treasury stock, Shares owned by any subsidiary of the Company, Shares owned by the Parent or the Offeror or any subsidiary thereof, or Shares with respect to which appraisal rights are properly exercised under Delaware law ("Dissenting Shares")), will be converted into and represent the right to receive $37.50 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon (the "Offer Price"). See Section 5 for a description of certain tax consequences of the Offer and the Merger.

     The Parent, Lincoln National Corporation, an Indiana corporation ("LNC"), and American States Insurance Company, an Indiana corporation and a wholly owned subsidiary of LNC (the "Selling Stockholder"), have entered into a Stock Option and Tender Agreement, dated as of August 9, 1995 (the "Stock Option and Tender Agreement"), pursuant to which the Selling Stockholder has given the Parent an option to purchase at the Offer Price, upon the terms and subject to the conditions set forth in the Stock Option and Tender Agreement, all 4,986,507 Shares (the "Subject Shares") beneficially owned by it, representing approximately 29.2% of the outstanding Shares. The Stock Option and Tender Agreement further provides, among other things, that the Selling Stockholder is required to tender all of the Subject Shares in the Offer. See Section 13.

     The Merger Agreement provides that, promptly upon the purchase of Shares pursuant to the Offer, the Parent will be entitled to designate for election to the Board of Directors of the Company a number of directors (rounded up to the next whole number) equal to that number of directors which equals the product of
(i) the total number of directors on such Board and (ii) the percentage that the aggregate number of Shares purchased by the Offeror bears to the total number of outstanding Shares. The Company has agreed, upon the request by the Parent, to promptly increase the size of the Board of Directors of the Company and/or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable the Parent's designees to be elected to the Board and to cause the Parent's designees to be so elected.

     The Company has advised the Offeror that as of August 7, 1995, there were
(a) 17,063,893 Shares issued and outstanding, and (b) outstanding employee and director stock options to purchase an aggregate of 653,700 Shares (of which 239,900 had exercise prices less than $37.50). As of the date hereof, neither the Offeror nor the Parent beneficially owns any Shares (other than as a result of the Stock Option and Tender Agreement). If the Offeror acquires at least 8,858,797 Shares in the Offer, it will control a majority of the outstanding Shares on a fully diluted basis. Accordingly, the Offeror would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder. In the event the Offeror acquires 90% or more of the outstanding Shares through the Offer, the Offeror and the Parent would be able to effect the Merger pursuant to the short form merger provisions of the DGCL, without prior notice to, or any action by, any other stockholder of the Company.

     ON AUGUST 2, 1995, THE COMPANY DECLARED A QUARTERLY DIVIDEND OF $0.15 PER SHARE, PAYABLE ON SEPTEMBER 15, 1995, TO STOCKHOLDERS OF RECORD ON SEPTEMBER 1, 1995. TENDERING SHARES PURSUANT TO THE OFFER WILL NOT AFFECT THE RIGHT OF STOCKHOLDERS OF RECORD ON SEPTEMBER 1, 1995 TO RECEIVE THIS DIVIDEND.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, September 15, 1995, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

     If the Offeror shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION AND RECEIPT OF THE INSURANCE APPROVALS. THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY THE OFFEROR AND THE PARENT IF, AMONG OTHER THINGS, THE COMPANY DOES NOT ATTAIN CERTAIN PERCENTAGES OF SPECIFIED FINANCIAL AND OPERATIONAL TARGETS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION
15. The Offeror reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), subject to the limitations set forth in the Merger Agreement and described below, to waive or reduce the Minimum Condition or to waive any other condition to the Offer. If the Insurance Approvals have not been received, or the Minimum Condition or any of the other conditions set forth in Section 15, have not been satisfied, by 12:00 Midnight, New York City time, on Friday, September 15, 1995 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (2) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer, or (3) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. Under the terms of the Merger Agreement, the Offeror may not (except as described in the next sentence), without prior written consent of the Company, waive the Minimum Condition, reduce the number of Shares subject to the Offer, reduce the price per Share to be paid pursuant to the Offer, extend the Offer if all of the Offer conditions are satisfied or waived, change the form of consideration payable in the Offer, or amend, add or waive any term or condition of the Offer in any manner that would adversely affect the Company or its stockholders. Notwithstanding the foregoing, the Offeror may, without the consent of the Company, extend the Offer (i) if, at the then scheduled Expiration Date of the Offer, any of the conditions shall not have been satisfied or waived, until the later of (x) any period during which the Offer may remain open pursuant to clauses (ii) - (v) below, and (y) the fifth business day after the Offeror reasonably believes to be the earliest date on which such conditions may be satisfied; (ii) for any period required by any rule, regulation, interpretation or position of the Commission or the Commission staff applicable to the Offer;
(iii) if the Company shall have failed to reject a competing offer to acquire control of the Company within 10 business days after receipt by the Company or public announcement thereof, for up to three business days after the then scheduled Expiration Date; (iv) if all Offer conditions are satisfied or waived but the number of Shares tendered is less than 90% of the then outstanding number of Shares, for an aggregate period of not more than 15 business days (for all such extensions) beyond the latest expiration date that would be permitted under clause (i), (ii), or (iii) of this sentence; and (v) if all the Offer conditions are satisfied or waived but the number of Shares tendered is less than 90% of the then outstanding number of Shares, for an aggregate period of not more than 10 business days (for all such extensions) beyond the latest expiration date that would be permitted under clause (i), (ii), (iii), or (iv) of this sentence, provided that the Offeror shall acknowledge that, except in the case of an occurrence of an event that would cause the condition in clause
(b) described under "The Merger Agreement -- Conditions Precedent" in Section 13 (which condition provides that no governmental entity or court of competent jurisdiction shall have enacted a rule or issued an injunction that has the effect of prohibiting the consummation of the Merger) not to be satisfied, all the Offer conditions shall be deemed to be waived, and all Shares which are validly tendered and not withdrawn shall be accepted and purchased upon the expiration of such extended period. In addition to the right of the Offeror to extend the Offer pursuant to the previous sentence, the Offeror shall have the right to extend the Offer until five business days from the date on which the Offeror receives all certificates relating to the Company's financial and operational performance as described under "The Merger Agreement -- Performance Certificates" in Section 13 required to have been delivered on or prior to the scheduled Expiration Date in effect prior to the extension permitted by this sentence. The obligation of the Company to provide these certificates and the right of the Parent to terminate the Merger Agreement if certain percentages of specified financial and operational targets are not attained will remain in effect until the Offeror acquires Shares pursuant to the Offer without affecting the right of the Offeror to extend the Offer pursuant to clause (iv) above; provided, however, that if the Offeror exercises its right to extend the Offer pursuant to clause (v) above, the Company's obligation to provide certificates relating to the Company's financial and operational performance shall cease and the Parent shall have no further right to terminate the Merger Agreement as a result of the Company not attaining certain percentages of specified financial and operational targets.

     Subject to the limitations set forth in the Merger Agreement and described below, the Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that the Offeror will exercise its right to extend the Offer.

     Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, the Offeror also expressly reserves the right, at any time and from time to time, in its sole discretion, (i) to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 15, by giving oral or written notice of such delay or termination to the Depositary, and (ii) at any time or from time to time, to amend the Offer in any respect. The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

     Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

     If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including a waiver of the Minimum Condition), the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the offer or the information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

     The Company has provided the Offeror with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for, all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in Section
15. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

     For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid by the Offeror because of any delay in making such payment.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES.

     Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures set forth below. In addition, either (i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or
(ii) the guaranteed delivery procedures described below must be complied with.

     Signature Guarantee. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and
(iii) any other documents required by the Letter of Transmittal.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT HE IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 8 SET FORTH IN THE LETTER OF TRANSMITTAL.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's right with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after August 7, 1995). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares deposited with the Depositary. Upon acceptance for payment, all prior proxies given by the stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) in respect of such Shares.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after Saturday, October 14, 1995. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including pursuant to the exercise of appraisal rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations or non-U.S. persons).

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between his adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

     Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the stockholder (a) fails to furnish his social security number or TIN, (b) furnishes an incorrect TIN, (c) fails to properly include a reportable interest or dividend payment on his federal income tax return, or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with his own tax advisor as to his qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering stockholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are principally traded on the NYSE. The following table sets forth for the periods indicated the high and low sales prices per Share on the NYSE Composite Tape based on published financial sources.

                                                                        HIGH     LOW
                                                                        ----     ----
        FISCAL 1994:
          First Quarter(1)............................................  $23     $21 7/8
          Second Quarter..............................................   32      21 1/4
          Third Quarter...............................................   35  1/8 27 1/4
          Fourth Quarter..............................................   38  1/2 28 1/8
        FISCAL 1995:
          First Quarter...............................................  $39  1/2 $31 1/4
          Second Quarter..............................................   36       23 1/2
          Third Quarter (through August 15, 1995).....................   36 13/16 22 5/8

---------------

(1) The Shares began trading on the NYSE on March 15, 1994 under the symbol "EFG." Prior to such time, the Company was a wholly owned subsidiary of LNC.

     On August 9, 1995, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the closing price per Share as reported on the NYSE Composite Tape was $27 3/8. On August 15, 1995, the last full day of trading prior to the commencement of the Offer, the closing price per Share as reported on the NYSE Composite Tape was $36 1/4.

  Stockholders are urged to obtain current market quotations for the Shares.

     The Company has paid regular quarterly dividends at $0.15 per Share since its spinoff from LNC. On August 2, 1995, the Company declared a quarterly dividend of $0.15 per Share, payable on September 15, 1995, to stockholders of record on September 1, 1995. Tendering Shares pursuant to the Offer will not affect the right of stockholders of record on September 1, 1995 to receive this dividend. Under the terms of the Merger Agreement, the Company is prohibited from paying any further dividends.

7. EFFECT OF THE OFFER ON NYSE LISTING, MARKET FOR SHARES AND REGISTRATION UNDER THE EXCHANGE ACT.

     The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which will adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Offeror. The Company has advised the Offeror that, as of August 7, 1995, there were approximately 500 stockholders of record and approximately 12,100 beneficial owners of the Shares.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the NYSE. If trading volume were lower than such standards, quotations might continue to be published in the "additional list" or in one of the "local lists," or such quotations might not be published at all. If the number of holders of Shares falls below 300, the NYSE might cease to provide quotations but quotations might still be available from other sources. The Offeror cannot predict whether the NYSE trading volume standards for publication will be met after the Offer.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of Shares. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; and the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities".

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company is a Delaware corporation with its principal executive offices located at 1100 Employers Boulevard, DePere, Wisconsin 54115. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor the Parent has any knowledge that would indicate that statements contained herein based upon such documents are untrue, neither the Offeror, the Parent nor the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror and the Parent.

     Employers' Health Insurance Company ("EHI"), the principal operating subsidiary of the Company, began insurance operations in 1977. EHI is licensed to sell its managed care products in 47 states (although approximately 80% of its business is concentrated in 10 states) and, according to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, EHI is now the tenth largest commercial group health insurance company in the country based upon 1993 annual statutory premiums.

     Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from financial information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                         EMPHESYS FINANCIAL GROUP, INC.
                      SUMMARY CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN MILLIONS)

                                                               AS OF AND
                                                              FOR THE SIX      AS OF AND FOR THE
                                                             MONTHS ENDED         YEAR ENDED
                                                               JUNE 30,          DECEMBER 31,
                                                             -------------     -----------------
                                                             1995     1994      1994       1993
                                                             ----     ----     ------     ------
INCOME STATEMENT DATA
Premiums (including administrative fees)...................  $798     $688     $1,412     $1,255
Interest and other income..................................    28       25         50         50
Income from operations.....................................    51       54        105         90
Interest expense...........................................     2        1          3         --
Income before income taxes and cumulative effect of changes
  in accounting principle..................................    49       53        102         90
Net income(a)..............................................    31       33         64         55
BALANCE SHEET DATA
Total assets...............................................  $880     $801     $  826     $  794
Total common stockholders' equity..........................   364      293        301        340
Total market capitalization(b).............................   403      507        541

---------------

(a) Net income for the year ended December 31, 1993 includes the cumulative effect of changes in accounting principle for post-retirement benefits ($4 million charge) and income taxes ($1 million income).

(b) The Shares began trading on the NYSE on March 15, 1994. Prior to such time, the Company was a wholly owned subsidiary of LNC.

     Prior to entering into the Merger Agreement, the Parent conducted a due diligence review of the Company and in connection with such review received certain non-public information from the Company. The non-public information included, among other things, the Company's business plan for the years ending December 31, 1995, 1996 and 1997 (the "Plan"), which was prepared by the Company's management based on numerous assumptions, including among others, the current business base and prospects of the Company's operating units, wage and benefit increases and the general business climate for the Company's operations. Set forth below is a summary of certain forecasted information derived from the non-public information. None of the assumptions set forth in the Plan give effect to the Offer, the Merger or the financing thereof or the potential combined operations of the Parent and the Company after consummation of such transactions.

     The following chart sets forth certain forecasted information contained in the Plan for 1995 on a monthly basis (dollars in millions).

                                              FULLY INSURED
                                            MEDICAL MEMBERSHIP        ADJUSTED           ADJUSTED
                    MONTH                    AT END OF MONTH          PREMIUMS         PRETAX INCOME
    --------------------------------------  ------------------   -------------------   -------------
    July 1995.............................       1,084,000              $ 142               $10
    August 1995...........................       1,086,000                143                 8
    September 1995........................       1,092,000                144                 8
    October 1995..........................       1,097,000                145                 5
    November 1995.........................       1,098,000                147                 7
    December 1995.........................       1,103,000                149                 7

     The Parent has the right to terminate the Merger Agreement if the Company does not attain certain percentages of specified components of the Plan for certain periods prior to the acceptance for payment of Shares pursuant to the Offer (95% in the case of membership and 90% in the case of premiums and pretax income, as adjusted in accordance with the terms of the Merger Agreement). See
Section 13.

     The Plan contains forecasted premiums (including administrative fees) and pretax income of $1,991 million and $106 million, respectively, for the year ending December 31, 1996 and $2,364 million and $122 million, respectively, for the year ending December 31, 1997.

     THE COMPANY HAS ADVISED THE OFFEROR THAT IT DOES NOT AS A MATTER OF COURSE DISCLOSE FORECASTS AS TO FUTURE REVENUES OR EARNINGS, AND THAT THE FORECASTS DISCUSSED IN THE PLAN WERE NOT INTENDED TO FORECAST LIKELY OR ANTICIPATED OPERATING RESULTS, BUT INSTEAD WERE MERELY ONE SCENARIO INTENDED TO REPRESENT INTERNAL GOALS AND ILLUSTRATE CAPITAL NEEDS AND OTHER ELEMENTS NECESSARY BASED ON A FINANCIAL MODEL TO ACHIEVE SUCH GOALS. THE FORECASTS DISCUSSED IN THE PLAN WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PROSPECTIVE FINANCIAL INFORMATION. THE FORECASTED INFORMATION IS INCLUDED HEREIN SOLELY BECAUSE SUCH INFORMATION WAS FURNISHED TO THE PARENT OR THE OFFEROR. ACCORDINGLY, THE INCLUSION OF THE FORECASTS IN THIS OFFER SHOULD NOT BE REGARDED AS AN INDICATION THAT THE PARENT, THE OFFEROR, THE COMPANY OR THEIR RESPECTIVE FINANCIAL ADVISORS OR THEIR RESPECTIVE OFFICERS AND DIRECTORS CONSIDER SUCH INFORMATION TO BE ACCURATE OR RELIABLE, AND NONE OF SUCH PERSONS ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY THEREFOR. THE PLAN WAS PREPARED FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISION-MAKING PURPOSES AND IS SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO VARIOUS INTERPRETATIONS AND PERIODIC REVISION BASED UPON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENT. IN ADDITION, BECAUSE THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE PLAN ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY AND ARE BEYOND THE CONTROL OF THE COMPANY AND/OR THE PARENT AND THE OFFEROR, THERE CAN BE NO ASSURANCE THAT THE PLAN WILL BE REALIZED. ACCORDINGLY, IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND FORECASTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE.

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 400), Chicago, Illinois 60661. Such material should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

9. CERTAIN INFORMATION CONCERNING THE PARENT AND THE OFFEROR.

     The Offeror is a newly incorporated Delaware corporation and a wholly owned subsidiary of the Parent, which is also a Delaware corporation. To date, the Offeror has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Offeror is available.

     The principal executive offices of the Offeror and the Parent are located in The Humana Building, at 500 West Main Street, Louisville, Kentucky 40202. The Parent offers managed health care products which integrate management with the delivery of health care services through a network of providers who share financial risk or who have incentives to deliver cost-effective medical services. These products are marketed primarily through health maintenance organizations ("HMOs") and preferred provider organizations ("PPOs") that encourage, and in most HMO products require, use of contracting providers. HMOs and PPOs also control health care costs by various means, including utilization controls such as pre-admission approval for hospital inpatient services and pre-authorization of outpatient surgical procedures. The Parent's HMO and PPO products are marketed primarily to employer and other groups and Medicaid and Medicare-eligible individuals.

     Set forth below is certain summary consolidated financial data with respect to the Parent excerpted or derived from financial information contained in the Parent's Annual Report on Form 10-K for the year ended December 31, 1994, and the Parent's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995. More comprehensive financial information is included in such reports and other documents filed by the Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein.

                                  HUMANA INC.
                      SUMMARY CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN MILLIONS)

                                                          AS OF AND FOR THE      AS OF AND FOR THE
                                                           SIX MONTHS ENDED          YEAR ENDED
                                                               JUNE 30,             DECEMBER 31,
                                                          ------------------     ------------------
                                                           1995      1994(A)     1994(A)      1993
                                                          ------     -------     -------     ------
INCOME STATEMENT DATA
Premiums................................................  $2,073     $1,750      $3,576      $3,137
Interest and other income...............................      45         36          78          58
Income from operations..................................     152         92         232         150
Interest expense (recovery).............................       4        (27 )       (25 )         7
Income before income taxes..............................     148        119         257         143
Net income..............................................      98         86         176          89
BALANCE SHEET DATA
Working capital.........................................  $  262     $  159      $  222      $  231
Total assets............................................   2,163      1,821       1,957       1,731
Total common stockholders' equity.......................   1,176        972       1,058         889
Total market capitalization.............................   2,872      2,596       3,650       2,846

---------------
(a) Results for the six months ended June 30, 1994 and the year ended December 31, 1994 include nonrecurring income of $11 million ($17 million net of tax) related to the favorable settlement of tax disputes with the Internal Revenue Service, partially offset by the write-down of a nonoperational asset.

     The Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8.

     Except as described in this Offer to Purchase, none of the Offeror, the Parent, nor, to the best knowledge of the Offeror and the Parent, any of the persons listed in Annex I to this Offer to Purchase owns or has any right to acquire any Shares and none of them has effected any transaction in the Shares during the past 60 days.

10. SOURCE AND AMOUNT OF FUNDS.

     If all Shares (including Shares covered by options which have exercise prices of less than $37.50) outstanding at August 7, 1995 are validly tendered and purchased by the Offeror, the aggregate purchase price and all estimated fees and expenses will be approximately $660 million. The Offeror will obtain all such funds from the Parent, which will obtain these funds through bank borrowings, available cash and the sale of selected marketable securities.

     Under a Credit Agreement, dated as of January 12, 1994, as amended (the "Credit Agreement"), by and among the Parent, the several banks and other financial institutions from time to time parties thereto (the "Lenders"), and Chemical Bank, as agent and as CAF Loan Agent (the "Agent"), the Parent may, from time to time, borrow up to $350 million for general corporate purposes. As of August 16, 1995, no borrowings are outstanding under the Credit Agreement.

     Pursuant to the Credit Agreement, the Parent may request the Lenders to make "Alternate Base Rate Loans," "Eurodollar Loans" or a combination thereof, as determined by the Parent. Alternate Base Rate Loans made pursuant to the Credit Agreement bear interest on any date at a rate per annum equal to the greatest of (i) Chemical Bank's prime rate as publicly announced, (ii) the Base CD Rate (as defined in the Credit Agreement) in effect on such day plus 1%, and
(iii) the Federal Funds Effective Rate in effect on such day plus 0.5000%. Eurodollar Loans made pursuant to the Credit Agreement bear interest at a per annum rate determined as an average of the rate for dollar deposits offered in the interbank eurodollar market two days prior to the interest period for the Eurodollar Loan, plus an additional margin ranging from 0.2500% to 0.4375%. In addition to the Alternate Base Rate Loans and the Eurodollar Loans, the Credit Agreement provides that the Parent may request the Lender to make "CAF Loans," which are uncommitted advances at competitive rates made on an auction basis. The Credit Agreement provides for the payment by the Parent to the Agent, for the account of each Lender, of a facility fee in respect of the average daily amount of the commitment (regardless of utilization) of such Lender during the preceding fiscal quarter, to be computed at a rate ranging from 0.1250% to 0.3125%, depending upon the ratio of the Parent's consolidated total debt to the sum of the Parent's consolidated total debt and consolidated net worth (as those terms are defined in the Credit Agreement). The Credit Agreement contains customary conditions to borrowing, representations and warranties, covenants and events of default. Amounts under the Credit Agreement may generally be borrowed, repaid and reborrowed from time to time. All borrowings under the Credit Agreement mature on October 26, 1999. The Lenders include Chemical Bank; Citibank, N.A.; NationsBank of Georgia, N.A.; National City Bank, Kentucky; PNC Bank, Kentucky, Inc.; Wachovia Bank of Georgia, N.A.; Bank of America National Trust & Savings Association; First National Bank of Chicago; The Chase Manhattan Bank, N.A.; First Interstate Bank of California; Liberty National Bank and Trust Co. of Kentucky; Sumitomo Bank Ltd.; The Toronto-Dominion Bank; The Sanwa Bank, Limited, Atlanta Agency; The Bank of Nova Scotia; Bank of Louisville & Trust Company; Barnett Bank of Broward County, N.A.; The Boatmen's National Bank of St. Louis; and Shawmut Bank Connecticut, N.A.

     The foregoing description of the Credit Agreement is qualified in its entirety by reference to the text of the Credit Agreement filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 of the Offeror (the "Schedule 14D-1") and the Parent filed with the Commission in connection with the Offer and is incorporated herein by reference.

     It is anticipated that borrowings under the Credit Agreement will be repaid from funds generated internally by the Parent and its subsidiaries (including the Company) and from other sources which may include the proceeds of the private or public sale of debt or equity securities.

     The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. While the Credit Agreement contains a negative pledge clause covering a substantial portion of the Parent's assets on a consolidated basis and prohibits any part of the proceeds from borrowings thereunder being used in any transaction or for any purpose which violates the margin regulations, the Parent and the Offeror believe that the financing of the acquisition of the Shares through the Credit Agreement will be in full compliance with the margin regulations.

The Offer is not subject to a financing condition.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

     On February 24, 1995, at the request of William J. Lawson, Chairman of the Board and Chief Executive Officer of the Company, Mr. Lawson and another member of senior management of the Company met with Wayne T. Smith, President and Chief Operating Officer of the Parent, and other members of senior management of the Parent to discuss possible business ventures between the Parent and the Company. During the meeting, the possibility of the acquisition of the Company by the Parent was first broached. Subsequent discussions were held between representatives of the Parent and the Company on a preliminary basis relative to a possible acquisition. On April 19, 1995, the Parent and the Company entered into a Confidentiality Agreement, pursuant to which the Company agreed to furnish information about the Company to the Parent for purposes of the Parent conducting due diligence of the Company to determine whether to make an acquisition proposal. Subsequent thereto, various representatives of the Parent conducted a due diligence investigation.

     On July 7, 1995, the Parent sent the following letter to Morgan Stanley, in its capacity as financial advisor to the Company:

          July 7, 1995

        Mr. Charles R. Cory
        Morgan Stanley & Co. Incorporated
        1251 Avenue of the Americas
        New York, New York 10020

        RE: PROPOSAL FOR [THE COMPANY]

        Dear Mr. Cory:

             Pursuant to a telephone conversation held between our representatives, Humana Inc. ("Humana") is pleased to advise you of our interest in acquiring all of the shares of common stock ("Shares") of [the Company] (the "Company"). We believe a combination of the Company's preeminent small group and distribution skills along with Humana's larger group focus and medical cost expertise will appeal to investors and employees as the next generation managed care company. This proposal is confidential and shall be deemed withdrawn if any announcements or disclosures of the existence of this proposal or any of its terms are made known to any person other than the Company and its representatives assisting it in evaluation of the proposal. It is also made expressly subject to the terms and conditions set forth below.

             A. Price

             Humana is prepared to pay an aggregate cash payment of $618,400,000 or $36.00 per Share based on 17,100,000 Shares outstanding and 200,000 outstanding options to purchase Shares. Humana is also prepared to provide contingent payment units ("CPUs") as additional consideration based on the Company reaching certain defined financial performance goals in calendar year 1996 as set forth in Attachment A on the basis of one CPU per Share. Each CPU could provide an additional maximum payment of $6.00 per Share if the financial performance goals are reached in full.

             B. Merger Agreement

             Humana and Company shall negotiate a satisfactory Merger Agreement providing for customary warranties and representations, covenants, conditions (including obtaining all requisite regulatory approvals) to closing of the merger and other terms. Prior to its execution, the Merger Agreement shall be approved by the boards of directors of both Humana and the Company.

             C. Stock Option and Voting Agreement with Lincoln National Corporation ("Lincoln").

             Simultaneous with or prior to the execution of the Merger Agreement, Humana and Lincoln shall negotiate a Stock Option and Voting Agreement in a form satisfactory to Humana covering all of the shares of common stock of the Company beneficially owned by Lincoln.

             D. Due Diligence.

             Humana shall have the opportunity to update and satisfactorily complete its due diligence with the Company.

             E. Funding of Acquisition.

             Humana shall fund the acquisition with available cash on hand and through existing lines of credit available to it. The Merger Agreement will not be subject to a financing condition.

             F. Termination Fee.

             The Merger Agreement shall provide that in the event of the termination of the Merger Agreement by the Company or under certain circumstances by Humana, Humana would receive a Termination Fee of an amount equal to four percent (4%) of the greater of the value of this transaction or any transaction consummated with another party.

             G. Material Adverse Change.

             The Merger Agreement shall provide that Humana shall have the right to terminate the merger in the event of a material adverse change in Company's financial condition or business prospects as reflected in Company's most recently available financial statements prior to closing.

             H. Humana's Financial Advisors.

             Humana's financial advisors are Benjamin D. Lorello, Conrad L. Bringsjord and Brian P. Gottlieb of Smith Barney.

             I. Proposal Expiration Date.

             This proposal will remain open until 5:00 EDT on July 17, 1995, unless rejected by the Company prior to that time.

             We are confident that the combination of our companies will be beneficial to the shareholders, employees and insureds of both companies and we look forward to working with you to achieve this goal. The Company and its representatives are invited to contact the undersigned [...] to discuss this proposal.

          Very truly yours,

        W. ROGER DRURY
        Chief Financial Officer

     Subsequent to the delivery of the letter referred to above, representatives of the Parent and the Company had various discussions concerning the Parent's proposal. On July 14, 1995, the Company provided the Parent and its representatives with a draft Merger Agreement. On July 17 and 18, representatives of the Parent and the Company met to discuss the terms of the draft Merger Agreement. At the same time, discussions were held between representatives of the Parent and the Selling Stockholder concerning the terms of the Stock Option and Tender Agreement. During this period and subsequent thereto, the Parent conducted additional due diligence. On July 28, 1995, members of senior management of the Parent and the Company met to discuss further the Parent's interest in acquiring the Company.

     On July 31, 1995, the Parent sent the following letter to the Company:

          July 31, 1995

        Mr. William J. Lawson, CLU
        Chairman and CEO
        Emphesys Financial Group, Inc.
        1100 Employers Boulevard
        Green Bay, WI 54344

        RE: PROPOSAL FOR [THE COMPANY]

        Dear Bill:

             We are pleased to advise you of our interest in acquiring all of the shares of common stock of [the Company]. We believe a combination of the Company's preeminent small group and distribution skills along with Humana's larger group focus and medical costs expertise will appeal to investors and employees as the next generation managed care company. This proposal is confidential and shall be deemed withdrawn if any announcements or disclosures of the existence of this proposal or any of its terms are made known to any person other than the Company and its representatives assisting it in evaluation of the proposal. It is also made expressly subject to the terms and conditions set forth below.

             In determining what we believe is a fair and appropriate price for Humana to pay to the shareholders of [the Company], members of our senior management have spent significant time during the past several weeks in the due diligence process. We have discussed the results of that process with you. Based upon our review and market and other conditions generally in the health insurance area, we believe that a price of $37.00 per share is an extremely attractive price for your shareholders. Subject to the finalization of a definitive merger agreement, which we believe we are close on, we are prepared to consummate the transaction on a very accelerated time basis. As we have indicated previously, Humana has the financial resources to finance the transaction.

             We look forward to working with you to achieve a successful combination of our companies that would be beneficial to our shareholders, employees and insureds.

        Very truly yours,

        WAYNE T. SMITH
        President and Chief Operating Officer

        cc: Mr. Gregory H. Wolf

     On August 2, 1995, the Company sent the following letter to the Parent:

          August 2, 1995

        STRICTLY CONFIDENTIAL
        BY TELECOPY

        Wayne T. Smith
        President and Chief Operating Officer
        Humana Inc.
        Louisville, KY

        Dear Wayne:

             Our Board met this morning to discuss your letter to me dated July 31, 1995 and the related draft contract markup. Based principally on price considerations and the proposed additional closing conditions set forth as a rider to page 38, our Board has rejected your proposal.

             However, the board has authorized management to make a counter-proposal at $38.50 per share on terms and conditions to be set forth in a revised draft of the contract which our counsel will deliver to your counsel later today. (The Company Disclosure Letter will be delivered to your counsel tomorrow.) This counter-proposal will expire at 5:00 p.m. (Central time) on Friday, August 4, 1995 and, like your July 31 proposal, shall be deemed withdrawn if any announcements or disclosures of the existence of this proposal or any of its terms are made known to any person other than your company and its representatives assisting it in evaluation of this counter-proposal.

             To put the finishing touches on the contract, we would be available to meet with you in Chicago anytime on Thursday or Friday, at the offices of our counsel. Our Board is available to meet to approve a transaction over the weekend and has tentatively scheduled a meeting for Sunday, should circumstances warrant.

             The board has strongly urged our management to bring these discussions to an expeditious conclusion, one way or the other. We, like you, believe a combination of our two fine companies make ultimate sense strategically. We are hopeful that a mutually satisfactory agreement can be reached in short order.

          Very truly yours,

        WILLIAM J. LAWSON
        Chairman and CEO

        cc: Gregory H. Wolf
           W. Roger Drury

     On August 3, the Parent sent the following letter to the Company:

          August 3, 1995

        Mr. William J. Lawson, CLU
        Chairman and CEO
        Emphesys Financial Group, Inc.
        1100 Employers Boulevard
        Green Bay, WI 54344

        RE: PROPOSAL FOR [THE COMPANY]

        Dear Bill:

             Thank you for your proposal regarding [the Company]. Although we understand your concerns regarding the additional closing condition, we strongly believe that in today's uncertain environment we cannot proceed without it at the price we proposed in my letter to you of [July 31]. In order to address some of your concerns, we have instructed our counsel to deliver to your counsel a revised version of the closing condition which focuses on just three items: consolidated pretax profit, revenue and membership.

             Our revised proposal is to acquire all of the outstanding common stock of [the Company] at a price of $37.00 per share with the revised closing condition. In the alternative, we would propose to acquire all of such shares at a price of $34 per share without the inclusion of the closing condition. Either proposal is subject to the completion of a definitive merger agreement.

             This offer will expire at 5:00 p.m. EDT on August 4, 1995. We look forward to hearing from you and continue to believe in the value of this strategic combination.

          Sincerely,

        WAYNE T. SMITH

        cc: Mr. Gregory H. Wolf

     On August 3, the Company sent the following letter to the Parent:

          August 3, 1995

        STRICTLY CONFIDENTIAL
        BY TELECOPY

        Wayne T. Smith
        President and Chief Operating Officer
        Humana Inc.
        Louisville, KY

        Dear Wayne:

             We are disappointed and confused by your current proposal, as outlined in your letter of August 3. As you know, on August 2nd our Board deliberated at length and authorized management to make a proposal at $38.50 per share, assuming a Material Adverse Change provision consistent with a public company transaction, and in consideration of the extensive and thorough due diligence process that was conducted.

             It is clear that Humana prefers a highly specific Material Adverse Change clause. Therefore, management has taken the dimensions specified in the addendum to your August 3rd letter, and devised a provision that we believe provides reasonable protection against material adverse changes in our business for the period prior to closing. The attached Material Adverse Change clause also represents an extraordinary concession for a public company transaction. The attached Material Adverse Change clause would supersede the more general, conventional, closing condition of a "bring down" adverse change representation and warranty.

             This letter is intended to reaffirm our proposal of $38.50 per share, in conjunction with the attached Material Adverse Change clause. Please know that we remain committed to reaching an agreement which would result in the combination of our two companies. I would remind you that our Board has strongly urged management to bring these discussions to an expeditious conclusion. In that vein, it is suggested, and consistent with your previous correspondence, that we conclude our discussions by 5:00 p.m. tomorrow, Friday, August 4, 1995.

          Very truly yours,

        WILLIAM J. LAWSON
        Chairman and CEO

        cc: Gregory H. Wolf
           W. Roger Drury

     During the period from July 17 through August 3, 1995, various telephone discussions were held between representatives of the Parent and the Company (in addition to the meeting and the correspondence quoted above) and the Parent continued its due diligence on the Company. On August 4, 1995, Mr. Drury and other members of senior management of the Parent met with Messrs. Lawson and Wolf and other members of senior management of the Company to discuss, among other things, the open issues discussed in the above quoted correspondence, in particular the provision in the Merger Agreement relating to the right of the Parent and the Offeror to terminate the Merger Agreement if the Company does not attain certain percentages of specified financial and operational targets. At that meeting, a $37.50 per share price was agreed upon, subject to approval by the Board of Directors of the Company. Following that meeting, representatives of the Parent and the Company had further discussions concerning the terms of the Merger Agreement. Further discussions were also held between representatives of the Parent and the Selling Stockholder concerning the terms of the Stock Option and Tender Agreement. On the evening of August 8, 1995, Mr. Lawson advised Mr. Smith that the Company's Board of Directors had approved the Company being acquired by the Parent, subject to the terms of the Merger Agreement being finalized. On August 9, 1995, representatives of the Parent and the Company had various discussions to finalize the terms of the Merger Agreement. These discussions culminated in the Merger Agreement and the Stock Option and Tender Agreement being executed during the evening of August 9, 1995. Public disclosure was made on the morning of August 10, 1995, prior to the opening of trading on the NYSE.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

     The purpose of the Offer, the Merger, the Merger Agreement, and the Stock Option and Tender Agreement is to enable the Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of the Parent. The Offer is being made pursuant to the Merger Agreement.

     Under the DGCL, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short form merger provisions under the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. If the Minimum Condition is satisfied, the Offeror will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

     In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as promptly as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required by the DGCL. The Parent has agreed that, subject to applicable law, all Shares owned by the Offeror or any other subsidiary of the Parent will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

     Short Form Merger. Under the DGCL, if the Offeror acquires at least 90% of the outstanding Shares, the Offeror will be able to approve the Merger without a vote of the Company's stockholders. In such event, the Offeror anticipates that it will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Company's stockholders. If the conditions to the Offeror's obligation to purchase Shares in the Offer are satisfied prior to 90% of the outstanding shares being tendered into the Offer, the Offeror may, subject to certain limitations set forth in the Merger Agreement, delay its purchase of the Shares tendered to it in the Offer. See Section 1. If the Offeror does not otherwise acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's stockholders would be required under the DGCL. Pursuant to the Merger Agreement, the Company has agreed to take all action necessary under the DGCL and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders promptly following consummation of the Offer to consider and vote on the Merger, if a stockholders' vote is required. If the Offeror owns a majority of the outstanding Shares, approval of the Merger can be obtained without the affirmative vote of any other stockholder of the Company.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash for the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer.

     In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that although the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which the Offeror seeks to acquire the remaining Shares not held by it. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Plans for the Company. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. The Board of Directors of the Surviving Corporation will be composed of current officers of the Parent.

     The Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. The Parent intends to seek additional information about the Company during this period. Thereafter, the Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with the Parent's business.

     Except as indicated in this Offer to Purchase, the Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company's Board of Directors or management.

13. THE MERGER AGREEMENT; THE STOCK OPTION AND TENDER AGREEMENT.

     The following summary of certain provisions of the Merger Agreement and the Stock Option and Tender Agreement, copies of which are filed as exhibits to the
Schedule 14D-1, is qualified in its entirety by reference to the text of the Merger Agreement and the Stock Option and Tender Agreement.

  The Merger Agreement

     The Offer. The Offeror commenced the Offer in accordance with the terms of the Merger Agreement. Pursuant to the terms and conditions of the Merger Agreement, the Parent, the Offeror and the Company are required to use all reasonable efforts to take all action as may be necessary or appropriate in order to effectuate the Offer and the Merger as promptly as possible and to carry out the transactions provided for or contemplated by the Merger Agreement.

     Company Actions. Pursuant to the Merger Agreement, the Company has agreed that on the date of the commencement of the Offer, subject to the fiduciary duties of the Board of Directors of the Company under applicable law as determined by the Board of Directors of the Company in good faith after consultation with the Company's outside counsel, it will file with the Commission and mail to its stockholders, a Solicitation/Recommendation Statement on Schedule 14D-9 containing the recommendation of the Board of Directors that the Company's stockholders accept the Offer and approve the Merger and the Merger Agreement.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, the Offeror shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of the Offeror shall cease and the Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of the Offeror in accordance with the DGCL. The Certificate of Incorporation and By-laws of the Offeror shall be amended to change the name of the Offeror to "EMPHESYS Financial Group, Inc." and, as so amended, the Certificate of Incorporation and the Bylaws of the Offeror shall become the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the directors and officers of the Offeror shall become the directors and officers of the Surviving Corporation.

     Conversion of Securities. At the Effective Time, each Share issued and outstanding immediately prior thereto shall be canceled and extinguished and each Share (other than Shares held by the Company as treasury Shares, Shares owned by any subsidiary of the Company, Shares owned by the Offeror or any subsidiary thereof, and Dissenting Shares (as defined below)) shall, by virtue of the Merger and without any action on the part of the Offeror, the Company or the holders of the Shares, be converted into and represent the right to receive the Offer Price. Each share of common stock of the Offeror issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the Offeror, the Company or the holders of Shares, be converted into and shall thereafter evidence one validly issued and outstanding share of common stock of the Surviving Corporation.

     Dissenting Shares. If required by the DGCL, Shares which are held by holders who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL will not be exchangeable for the right to receive the Offer Price, and holders of such Shares will be entitled to receive payment of the appraised value of such Shares unless such holders fail to perfect or withdraw or lose their right to appraisal and payment under the DGCL.

     Merger Without a Meeting of Stockholders. In the event that the Offeror shall acquire at least 90 percent of the outstanding Shares, the parties agree to take all necessary and appropriate actions to cause the Merger to become effective without a meeting of stockholders of the Company, in accordance with
Section 253 of the DGCL.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to the Offeror, including, but not limited to, representations and warranties relating to the Company's organization and qualification, capitalization, its authority to enter into the Merger Agreement and carry out the related transactions, filings made by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act (including financial statements included in the documents filed by the Company under these acts), required consents and approvals, compliance with applicable laws (including state insurance regulatory approvals), employee benefit plans, litigation, material liabilities of the Company and its subsidiaries, the payment of taxes and the absence of certain material adverse changes or events.

     The Offeror and the Parent have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties relating to the Offeror's and the Parent's organization and qualification, authority to enter into the Merger Agreement, required consents and approvals, and the availability of sufficient funds to consummate the Offer.

     Covenants Relating to the Conduct of Business. The Company has agreed that it will, and will cause its subsidiaries to, in all material respects, carry on their respective businesses in, and not enter into any material transaction other than in accordance with, the regular and ordinary course and, to the extent consistent therewith, use their reasonable best efforts to preserve intact its current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. The Company has agreed that, except as contemplated by the Merger Agreement or as disclosed by the Company to the Parent prior to the execution of the Merger Agreement, it shall not, and shall not permit any of its subsidiaries to, without the prior written consent of the Parent:

          (a) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, other than (1) dividends declared prior to the date of the Merger Agreement, and (2) dividends payable to the Company declared by any of the Company's subsidiaries, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than, in the case of the Company, the issuance of Shares during the period from the date of the Merger Agreement through the Effective Time upon the exercise of certain outstanding stock options of the Company on the date of the Merger Agreement in accordance with their current terms);

          (c) amend its charter or bylaws;

          (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole;

          (e) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole;

          (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except for borrowings or guarantees incurred in the ordinary course of business consistent with past practice, or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly owned subsidiary of the Company and other than in the ordinary course of business consistent with past practice;

          (g) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary of the Company;

          (h) enter into or adopt, or amend any existing, severance plan, agreement or arrangement or, other than in the ordinary course of business, enter into or amend any employee benefit plan or employment or consulting agreement except (x) as permitted by the Merger Agreement or (y) with respect to employees that are not executive officers or directors, compensation increases associated with promotions and regular reviews in the ordinary course of business consistent with past practices; or

          (i) waive, amend or allow to lapse any term or condition of any confidentiality or "standstill" agreement to which the Company is a party.

     During the period from the date of the Merger Agreement through the Effective Time, (i) as requested by the Parent, the Company shall confer on a regular basis with one or more representatives of the Parent with respect to material operational matters; (ii) the Company shall, within 20 days following each fiscal month, deliver to the Parent financial statements, including an income statement and balance sheet for such month, together with a statement reconciling differences between the forecasted results of operations for such month set forth in the Plan and the actual results of operations set forth in the financial statements delivered pursuant to this clause (ii); and (iii) upon the knowledge of the Company of any change, either individually or in the aggregate, that is or may be materially adverse to the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of all or any material part of the Company and its subsidiaries taken as a whole ("Material Adverse Effect"), any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein, the Company shall promptly notify the Parent thereof.

     During the period from the date of the Merger Agreement through the Effective Time, the Offeror shall not engage in any activities of any nature except as provided in or contemplated by the Merger Agreement.

     No Solicitation. The Company has agreed in the Merger Agreement that, from the date of the Merger Agreement until the Effective Time or the termination of the Merger Agreement, neither the Company nor its subsidiaries shall, and the Company shall direct and use its reasonable best efforts to cause its officers, directors, employees, authorized agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving the Company or its subsidiaries, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or its subsidiaries (an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, and that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore and will take the necessary steps to inform such parties of the obligations undertaken in the Merger Agreement. The Company will notify the Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it, but the Company need not disclose the identity of the other party or the terms of its proposals; provided, however, that such agreement shall not prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal in writing, not subject to a financing condition, to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction if, and only to the extent that (A) the Board of Directors determines in good faith after consultation with the Company's outside counsel that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by laws, (B) prior to or concurrently with furnishing such information or entering into such discussions, the Company provides written notice to the Parent to the effect that it is furnishing information to, or entering discussions or negotiations with, such a person or entity, and (C) the Company keeps the Parent informed of the status (not the identity or terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

     Options. Pursuant to the Merger Agreement, all outstanding employee stock options (the "Company Stock Options") granted under the Company's 1994 Stock Incentive Plan (the "Stock Plan") shall become fully exercisable and vested, and, pursuant to the terms of the Stock Plan shall, upon their surrender to the Company by the holders, be canceled by the Company, and the holders shall receive a cash payment from the

Company in an amount equal to the number of Shares subject to each surrendered option multiplied by the difference (if positive) between the exercise price per Share covered by the option and the Offer Price; provided, however, that the making of such payment to any such holder shall be conditioned on such holder acknowledging the cancellation of all Company Stock Options held by such holder, including any Company Stock Options as to which the exercise price equals or exceeds $37.50 (the "Out-of-the-Money Options"). The Company shall use its best efforts to cause each holder of Out-of-the-Money Options to acknowledge, prior to the purchase of Shares pursuant to the Offer, the cancellation without consideration therefor of such holder's Out-of-the-Money Options and to cause each other holder of Company Stock Options to surrender their Company Stock Options in accordance with the prior sentence. Any Company Stock Options not canceled in accordance with the previous sentence shall be canceled at the Effective Time in exchange for an amount in cash, payable at the Effective Time, equal to the amount which would have been paid had such stock options been canceled immediately prior to the consummation of the Offer. The Merger Agreement also provides that the Company shall terminate the Stock Plan immediately prior to the Effective Time without prejudice to the holders of such options and grant no additional Company Stock Options.

     Indemnification. From and after the Effective Time, the Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers, directors, employees and agents (the "Indemnified Parties") of the Company and of its subsidiaries to the full extent such persons may be indemnified by the Company pursuant to the Company's certificate of incorporation and bylaws as in effect as of the date of the execution of the Merger Agreement for acts and omissions occurring at or prior to the Effective Time and shall advance reasonable litigation expenses incurred by such persons in connection with defending any action arising out of such acts or omissions, provided that such persons provide the requisite affirmation and undertaking, as set forth in the Company's bylaws prior to the Effective Time. The Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of one and one-half times the last annual premium paid prior to the date of the execution of the Merger Agreement, but in such case shall purchase as much such coverage as possible for such amount.

     Employee Benefits. Until at least December 31, 1996, the Parent has agreed to maintain employee benefits and programs for retirees, officers and employees of the Company (other than Messrs. William J. Lawson and Gregory H. Wolf, as to whom benefits shall be as set forth in the agreements now in existence between the Company and such individuals) and its subsidiaries that are no less favorable in the aggregate than those being provided to such retirees, officers and employees on the date of the execution of the Merger Agreement (it being understood that the Parent will not be obligated to continue any one or more employee benefits or programs). For purposes of eligibility to participate in and vesting in all benefits provided to retirees, officers and employees, retirees, officers and employees of the Company and its subsidiaries will be granted their years of service with the Company and its subsidiaries and years of service with prior employers to the extent service with prior employers is taken into account under plans of the Company. Amounts paid before the Effective Time by retirees, officers and employees of the Company under any medical plans of the Company shall after the Effective Time be taken into account in calculating balances for deductibles and maximum out-of-pocket limits applicable under the medical plan of the Parent for the plan year during which the Effective Time occurs as if such amounts had been paid under such medical plan of the Parent.

     After the Effective Time, the Parent has agreed to cause the Company to maintain for 1995, without modification or amendment, the Company's Management Incentive Plan (the "MIP") for all covered employees. The Parent has agreed that the following principles shall apply for purposes of determining bonuses for 1995 under the MIP: (1) only persons who are employees of the Company or any of its subsidiaries at the time that bonuses are paid (which shall not be later than February 28, 1996) and who, at such time, are covered by the MIP shall be eligible to receive such bonuses, except that employees that are terminated (actually or constructively) without cause prior to the date that bonuses are paid shall be eligible to receive a pro rata portion of such bonuses; (2) whether any bonuses are payable under such plan and, if so, the amounts thereof shall be determined as if the transactions contemplated in the Merger Agreement had not occurred and the Company had remained an independent, publicly owned company through December 31, 1995, taking into account to the extent reasonably applicable the limitations imposed by certain provisions of the Merger Agreement; and (3) the timing of payment of any bonuses payable pursuant to clause (2) above shall be consistent with past practices. The pro rata portion of an employee's bonus shall be the amount determined pursuant to the preceding sentence multiplied by a fraction, the numerator of which shall be the number of days during 1995 for which such employee was employed by the Company or any of its subsidiaries and the denominator of which shall be 365.

     The Parent has agreed to maintain the existing severance policy applicable to each officer covered by a severance policy separate from the Company's standard severance policy for the Company's employees (which separate severance policy relates to a change of control of the Company) and, for each other officer and employee, the Parent has agreed to maintain the Company's standard severance policy as in effect on the date of the Merger Agreement for a period of at least six months from the Effective Time.

     The Parent shall honor or cause to be honored all severance and employment agreements with the Company's officers and employees to the extent these agreements have been disclosed to the Parent prior to the execution of the Merger Agreement.

     The Parent has agreed to provide reasonable and customary outplacement services ("Outplacement Services") to officers of the Company and its subsidiaries who are terminated by the Company as a result of, or within one year following, the Effective Time, which Outplacement Services provided to such officers shall include one-on-one counseling and assistance; provided, however, that the amount paid by the Parent to provide Outplacement Services shall not exceed $15,000 for any individual officer or $250,000 in the aggregate.

     Board Representation. The Merger Agreement provides that promptly upon the purchase of Shares pursuant to the Offer, the Parent shall be entitled to designate members of the Board of Directors of the Company, rounded up to the next whole number, as will give the Parent, subject to compliance with the provisions of Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on such Board and (ii) the percentage that the aggregate number of Shares owned by the Parent bears to the total number of outstanding Shares. The Company has agreed, upon the request of the Parent, to promptly increase the size of the Board of Directors of the Company and/or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable the Parent's designees to be elected to the Board of Directors and shall cause the Parent's designees to be so elected. The Company has agreed to take, at its expense, all actions required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to effect any such election, including the mailing to its stockholders of the information required to be disclosed pursuant thereto. The Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

     Performance Certificates. Until the Offeror acquires Shares pursuant to the Offer, the Company is required to deliver certificates (the "Certificates") to the Parent and the Offeror containing the following information, each certificate being certified by the Chairman of the Board and the President of the Company as true and correct and as being prepared in accordance with the provisions of the Merger Agreement:

          (x) No later than the tenth calendar day of each month, (1) the number of insured members (the "Members") in the Company's medical plans at the end of the month immediately prior to said month (the "Prior Month") and
     (2) the Adjusted Premiums (as such term is defined below) for the period (the "Premium Measurement Period") from July 1, 1995 through the end of the Prior Month, inclusive; and

          (y) No later than the first calendar day of each month, the Adjusted Pretax Income (as such term is defined below) for the period (the "Pretax Measurement Period") from January 1, 1995 through the end of the month immediately prior to the Prior Month, inclusive.

     For purposes of the foregoing, (I) except as otherwise provided, all calculations shall be made in accordance with generally accepted accounting principles applied on a consistent basis with the accounting principles used in preparing the Company's Consolidated Statement of Income for the year ended December 31, 1994 as included in the Company's filings with the Commission (the "Income Statement"), (II) except as otherwise provided, all terms shall have the meanings customarily used for such terms in the health care industry, (III) the term "Adjusted Premiums" shall mean the Company's consolidated earned premiums (including administrative fees and any other items of revenue of the type included under the caption "Administrative fees and other" in the Income Statement) but shall not include premium reserve adjustments related to reserves which arose prior to July 1, 1995, investment income or realized gains or losses on investments and (IV) the term "Adjusted Pretax Income" shall mean the Company's consolidated pretax income as adjusted for certain exclusions, adjustments and assumptions as contemplated by the Merger Agreement.

     Until the Offeror acquires Shares pursuant to the Offer, on or prior to the 20th calendar day of each month the Company is generally required to deliver to the Parent and the Offeror a draft of the certificate (the "Pretax Certificate") referred to in clause (y) above which is required to be delivered on the first day of the following month, accompanied by a report of Ernst & Young, LLP, the Company's independent accountants, of the type contemplated by Rule 436(d) promulgated under the Securities Act and stating that the Adjusted Pretax Income included in the draft certificate was determined in a manner consistent with the methodology set forth in the Merger Agreement. The Company agrees to make the appropriate officers and employees of the Company and its subsidiaries and representatives of Ernst & Young, LLP available to discuss the draft certificate with representatives of the Parent and the Offeror, together with Coopers & Lybrand, L.L.P., their independent accountants. Subject to the Company complying with its obligations pursuant to the immediately preceding paragraph in a manner which under reasonable circumstances would permit the Parent and the Offeror to complete their review within the time period hereinafter provided, the Parent and the Offeror agree to complete their review and provide the Company with a detailed description of their comments and proposed modifications within five business days after the receipt of the draft certificate (which proposed modifications shall, in reasonable judgment of the Parent and the Offeror, be necessary in order for the Adjusted Pretax Income to have been determined in a manner consistent with the methodology set forth in or contemplated by the Merger Agreement).

     If the Pretax Certificate is accompanied by a certificate from Milliman and Robertson (or such other firm acceptable to the Parent and the Offeror) stating that, in its professional opinion, the medical claims component of Adjusted Pretax Income included in the Pretax Certificate was determined in a manner consistent with the methodology set forth in the Merger Agreement, the Parent and the Offeror shall be bound by such determination but solely as it relates to the medical claims component of Adjusted Pretax Income. All fees and expenses of Milliman and Robertson (or such other firm) shall be paid by the Company.

     For purposes of exercising its right to terminate the Merger Agreement, notwithstanding the fact that the calculations included in the Certificates comply with the thresholds established therein, the Parent and the Offeror have the right, exercised in good faith, to disagree with any of the calculations made by the Company in such Certificates (except to the extent the calculations relate to the medical claims component of Adjusted Pretax Income as contained in a certificate from Milliman and Robertson) and to take any permitted action to terminate the Merger Agreement had their calculations been included in such Certificates (subject to the obligation of the Parent and the Offeror, in any proceeding commenced by the Company claiming that the Parent and the Offeror breached their obligations under the Merger Agreement by improperly exercising their right to terminate, to demonstrate that the Company's calculations were inaccurate and that, if the calculations were prepared accurately, the Parent and the Offeror would have had the right to terminate the Merger Agreement) unless in the case of the calculation of Adjusted Pretax Income, (i) the Company modified its calculation of Adjusted Pretax Income contained in the corresponding draft certificate to take into account all of the comments provided to the Company by the Parent and the Offeror, (ii) the Parent and the Offeror acknowledged in writing to the Company that they had no comments on the calculation of Adjusted Pretax Income or (iii) the Parent and the Offeror do not comply with their obligations to review and comment upon the draft Pretax Certificate.

     Conditions Precedent. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions: (a) if required by applicable law, the Merger Agreement shall have been approved by the requisite vote of the holders of the Shares; and (b) no governmental entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree or injunction which prohibits or has the effect of prohibiting the consummation of the Merger; provided, however, that the Company, the Parent and the Offeror shall use their reasonable best efforts to have any such order, decree or injunction vacated.

     Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company: (a) by mutual written consent of the Parent and the Company; (b) by the Company if: (i) the Offer has not been timely commenced (except as a result of actions or omissions by the Company); (ii) there is an offer to acquire all of the Shares or substantially all of the assets of the Company for consideration that provides stockholders of the Company a value per Share which, in the good faith judgment of the Board of Directors of the Company, provides a higher value per Share than the consideration per Share pursuant to the Offer or the Merger and the Board of Directors of the Company determines in good faith after consultation with the Company's outside counsel that the failure to approve such offer would not be consistent with the fiduciary duties of the Board of Directors of the Company to stockholders of the Company; provided, however that the right to terminate the Merger Agreement pursuant to this clause (ii) will not be available (A) if the Company has breached in any material respect its obligations concerning Acquisition Proposals, (B) in respect of an offer that is subject to a financing condition,
(C) in respect of an offer involving consideration which is not entirely cash, or does not permit stockholders to receive the payment of the offered consideration in respect of all Shares at the same time, unless the Board of Directors of the Company has been furnished with a written opinion of a nationally recognized investment banking firm to the effect that such offer provides a higher value per Share than the consideration per Share pursuant to the Offer or the Merger or (D) if, prior to or concurrently with any purported termination pursuant to this clause (ii), the Company shall not have paid the Termination Fee (as defined below); (iii) there has been a breach by the Parent or the Offeror of any representation or warranty that would have a material adverse effect on the Parent's or the Offeror's ability to perform its obligations under the Merger Agreement, and which is not cured within five business days following receipt by the Parent or the Offeror of notice of the breach; or (iv) if the Parent or the Offeror fails to comply in any material respect with any of its material obligations or covenants contained in the Merger Agreement, including the obligation of the Offeror to purchase Shares pursuant to the Offer, unless such a failure results from a breach by the Company of any obligation, representation or warranty under the Merger Agreement, which is not cured within five business days following the Company's receipt of notice of the breach; (c) by the Parent if: (i) the Board of Directors of the Company shall have failed to recommend, or withdrawn, modified or amended in any material respect its approval or recommendation of the Offer or the Merger or shall have resolved to do any of the foregoing, or shall have failed to reject an Acquisition Proposal within 10 business days after receipt by the Company or public announcement thereof, or (ii) the information contained in the last Certificates delivered to the Parent and the Offeror does not satisfy all of the following thresholds: (x) the number of Members is at least 95% of the number of Members forecasted for the end of the applicable month in the Plan; (y) the Adjusted Premiums are at least 90% of the Adjusted Premiums forecasted for the applicable Premium Measurement Period in the Plan; and (z) the Adjusted Pretax Income is at least 90% of the Adjusted Pretax Income forecasted for the applicable Pretax Measurement Period in the Plan; or (d) by either the Parent or the Company if: (i) the Merger has not been effected on or prior to the close of business on March 31, 1996; provided, however, that the right to terminate the Merger Agreement pursuant to this clause shall not be available (y) to the Parent if the Offeror or any affiliate of the Offeror acquires Shares pursuant to the Offer, or (z) to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or (ii) any court of competent jurisdiction or any other governmental body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or (iii) upon a vote at a duly held meeting or upon any adjournment thereof, the stockholders of the Company shall have failed to give any required approval, or (iv) as the result of the failure of any of the conditions to the

Offer as set forth in this Offer to Purchase (see Section 15), the Offer shall have terminated or expired in accordance with its terms without the Offeror having purchased any Shares pursuant to the Offer; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (iv) shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure of any such condition; or (v) the Parent or the Company shall have reasonably determined that any Offer condition (other than the Minimum Condition) is not capable of being satisfied at any time in the future; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (v) shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the cause of, or resulted in, such Offer condition being incapable of satisfaction. If the Merger Agreement is terminated, the Merger Agreement will become void and there will be no liability or further obligation on the part of the Offeror, the Parent or the Company or their respective stockholders, officers or directors, except for the Company's obligations, under certain circumstances, to pay the Termination Fee (as defined below) or to reimburse the Parent for certain expenses and except for the confidentiality obligations of the parties.

     Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses. The Company has agreed in the Merger Agreement that, in the event that
(i) any person (other than the Parent or any of its affiliates) shall have become, prior to the termination of the Merger Agreement, the beneficial owner of 50% or more of the outstanding Shares, (ii) the Offer shall have expired at a time when the Minimum Condition shall not have been satisfied and at any time on or prior to nine months after the date of the expiration of the Offer any person (other than the Offeror or any of its affiliates) shall acquire beneficial ownership of 50% or more of the outstanding Shares or shall consummate an Acquisition Proposal, (iii) at any time prior to the termination of the Merger Agreement any person (other than the Offeror or any of its affiliates) shall publicly announce any Acquisition Proposal and, at any time on or prior to nine months after the date of the termination of the Merger Agreement, shall become the beneficial owner of 50% or more of the outstanding Shares or shall consummate an Acquisition Proposal, or (iv) the Company terminates the Merger Agreement in accordance with clause (b)(ii) set forth above under "Termination", then the Company shall, in the case of clause (i), (ii) or (iii) above, promptly, but in no event later than two business days after the first of such events to occur, or, in the case of clause (iv), at or prior to the time of such termination, pay the Offeror the sum of $18 million (the "Termination Fee") in cash. If the Company fails to pay such amount when due, which failure is finally determined by a court of competent jurisdiction, the Parent shall be entitled to the payment from the Company, in addition to any such amount, of any legal fees and expenses incurred in procuring such judicial determination.

     In the event the Board of Directors of the Company shall modify or amend its recommendation of the Offer and/or the Merger in a manner adverse to the Parent or shall withdraw its recommendation of the Offer or shall recommend any Acquisition Proposal, or shall resolve to do any of the foregoing, or shall have failed to reject any Acquisition Proposal within 10 business days after receipt by the Company or public announcement thereof, the Company shall reimburse the Parent and the Offeror (not later than two business days after submission of statements therefor) for all reasonable, documented costs and expenses (including, without limitation, all legal, investment banking, printing, depositary and related fees and expenses, but excluding any internal allocations of overhead attributable to the Offer, the Merger or the transactions contemplated by the Merger Agreement) (the "Expenses"); provided, however, that the amount of the Expenses paid to the Parent and the Offeror shall not exceed $2 million; provided, further, that the amount of the Expenses paid shall be credited against the Termination Fee; and provided, further, that if the Company has paid the Termination Fee prior to any payment of Expenses, then no Expenses shall be payable.

  The Stock Option and Tender Agreement

     Tender of the Shares and Stock Option. The Selling Stockholder has agreed to tender to the Offeror all of the Subject Shares pursuant to the Offer no later than the first business day following the commencement of the Offer and not to withdraw any Subject Shares tendered into the Offer. The Selling Stockholder has also granted to the Offeror an option (the "Stock Option") to purchase all of the Subject Shares at a purchase price equal to the Offer Price, exercisable at any time prior to the earlier of
(i) the Effective Time or (ii) 45 days after the date of the termination of the Merger Agreement.

     Conditions to Delivery of the Shares. The Stock Option and Tender Agreement provides that the obligation of the Selling Stockholder to deliver the Subject Shares upon any exercise of the Stock Option is subject to the following conditions: (i) all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to such exercise of the Stock Option shall have expired or been terminated, (ii) all regulatory or supervisory agency approvals required by any applicable law, rule or regulation shall have been obtained and each approval shall have become final, and (iii) there shall be no preliminary or permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the exercise of the Stock Option and the delivery of the Subject Shares pursuant to it.

     Representations and Warranties. The Stock Option and Tender Agreement contains various customary representations and warranties by the Selling Stockholder, including those relating to (i) title to the Shares being sold,
(ii) authority to execute, deliver and perform the Stock Option and Tender Agreement, and (iii) waiver of certain rights of LNC as Designated Holder under a promissory note issued by the Company. The Stock Option and Tender Agreement also contains various customary representations and warranties by the Parent and the Offeror, including those relating to the authority to execute, deliver and perform the Stock Option and Tender Agreement, among others.

     Voting Agreement and Proxy. The Stock Option and Tender Agreement provides that during the time the Stock Option and Tender Agreement is in effect, the Selling Stockholder shall vote all of the Subject Shares (i) in favor of the Merger, the Merger Agreement and any of the transactions contemplated by the Merger Agreement and (ii) against any action or agreement that would impede, interfere with or attempt to discourage the Offer or the Merger, or would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement. The Stock Option and Tender Agreement further provides that in the event the Selling Stockholder shall fail to vote all of the Subject Shares in the manner described in the preceding sentence, the Offeror will be irrevocably appointed the proxy of the Selling Stockholder pursuant to Section 212 of the DGCL.

     Sale of the Subject Shares by the Offeror. The Stock Option and Tender Agreement provides that if, subsequent to the exercise of the Stock Option but prior to the Termination Date (as defined in the Stock Option and Tender Agreement), the Offeror sells or disposes of the Subject Shares for cash or securities in excess of the Offer Price, the Offeror will pay 50% of such excess to the Selling Stockholder.

     Termination Date. The Stock Option and Tender Agreement will, subject to the following sentence, terminate upon the earlier to occur of (i) the Effective Time or (ii) the date four months after the date of termination of the Merger Agreement, unless the Merger Agreement is terminated, generally, as a result of
(a) a breach by the Parent or the Offeror of its representations, warranties, covenants or obligations under the Merger Agreement, (b) the Parent exercising its right of termination or failing to timely commence the Offer, in either case, at a time when no Acquisition Proposal shall be pending or have been proposed or announced or (c) the mutual consent of the Parent and the Company. Notwithstanding the foregoing, if (x) the Merger Agreement has been terminated in a manner that causes the Stock Option and Tender Agreement to terminate four months after the date of the termination of the Merger Agreement and (y) on the date four months after the date of termination of the Merger Agreement the Company shall be a party to an agreement with a party, other than the Parent (or an affiliate of the Parent), that contemplates a merger, acquisition, consolidation or similar transaction involving the Company or any of its significant subsidiaries, or any purchase of all or any significant portion of the assets or any equity securities of the Company or any of such significant subsidiaries, then the Stock Option and Tender Agreement shall terminate on the date nine months after the date of termination of the Merger Agreement.

14. DIVIDENDS AND DISTRIBUTIONS.

     The Merger Agreement provides that neither the Company nor any of its subsidiaries will, among other things, prior to the Effective Time (i) declare, set aside or pay any dividend (whether in cash, stock or property) or make any other distribution or payment with respect to any shares of its capital stock, other than (1) dividends declared prior to the date of the Merger Agreement and
(2) dividends payable to the Company declared by any of the Company's subsidiaries, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; or issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than, in the case of the Company, the issuance of Shares during the period from the date of the Merger Agreement through the Effective Time upon the exercise of certain outstanding stock options of the Company on the date of the Merger Agreement in accordance with their current terms).

15. CERTAIN CONDITIONS TO OFFEROR'S OBLIGATIONS.

     Notwithstanding any other term of the Offer or the Merger Agreement, the Offeror shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, any Shares not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Shares unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which would represent at least a majority of the outstanding Shares on a fully diluted basis, (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated and (iii) all necessary filings with the Department of Corporations of California and the Office of the Commissioner of Insurance of Wisconsin shall have been completed and each of them shall have issued an order (which order shall not have been stayed or enjoined) that (x) constitutes a final order approving, exempting or otherwise authorizing consummation of the Offer and the Merger and all other transactions contemplated by the Merger Agreement as may require such authorization and (y) does not impose on the Company, the Parent, the Offeror or any of their respective affiliates any other terms or conditions which in the reasonable opinion of the Parent materially and adversely affect the economic benefits to the Parent of the transactions contemplated by the Merger Agreement. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Offeror shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect:

          (a) there shall have been instituted or pending any action or proceeding by any governmental, regulatory or administrative agency or authority, which (i) seeks to challenge the acquisition by the Parent of Shares pursuant to the Offer, restrain, prohibit or delay the making or consummation of the Offer or the Merger, or obtain any material damages in connection therewith, (ii) seeks to make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal,
     (iii) seeks to impose material limitations on the ability of the Parent (or any of its affiliates) effectively to acquire or hold, or to require the Parent or the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any material portion of the assets or the business of the Parent and its affiliates taken as a whole or the Company and its subsidiaries taken as a whole, or (iv) seeks to impose material limitations on the ability of the Parent (or its affiliates) to exercise full rights of ownership of the Shares purchased by it, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company; or

          (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any state, federal or foreign government or governmental authority or by any court, domestic or foreign, any statute, rule, regulation, judgment, decree, order or injunction, that could reasonably be expected to, in the judgment of the Parent, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of subsection (a) above; or

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States which would reasonably be expected to have a Material Adverse Effect on the Company or prevent (or materially delay) the consummation of the Offer, (iv) any limitation (whether or not mandatory) by any governmental or regulatory authority on, or any other event which, in the reasonable judgment of the Parent, is reasonably likely to materially adversely affect, the nature or extension of credit or further extension of credit by banks or other lending institutions in the United States, or (v) from the date of the Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in either the Dow Jones Industrial Average or the Standard & Poor's 500 Index; or

          (d) the Company and the Parent shall have reached an agreement or understanding that the Offer or the Merger Agreement be terminated or the Merger Agreement shall have been terminated in accordance with its terms; or

          (e) any of the representations and warranties made by the Company in the Merger Agreement shall not have been true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in any material respect as if made as of such later date (other than representations and warranties made as of a specified date), or the Company shall not in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Merger Agreement; provided, however, that all references in the Merger Agreement to the phrases "knowledge of the Company" and "to the best knowledge of the Company," and variants thereof, shall be disregarded for the purposes of determining whether the Company shall have breached its representations, warranties and covenants resulting in the ability of the Parent to terminate the Merger Agreement pursuant to this clause (e); or

          (f) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to the Parent or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Acquisition Proposal or shall have resolved to do any of the foregoing, or shall have failed to reject any Acquisition Proposal within 10 business days after receipt by the Company or public announcement thereof; or

          (g) (i) any corporation, entity, person or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than the Parent, shall have acquired beneficial ownership of 50% or more of the outstanding Shares, or shall have been granted any options or rights, conditional or otherwise, to acquire a total of 50% or more of the outstanding Shares; (ii) any new group shall have been formed which beneficially owns 50% or more of the outstanding Shares; or (iii) any person (other than the Parent or one or more of its affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company.

     The foregoing conditions are for the sole benefit of the Parent and the Offeror and may be asserted by the Parent or the Offeror regardless of the circumstances giving rise to any such condition and may be waived by the Parent or the Offeror, in whole or in part, at any time and from time to time, in the sole discretion of the Parent or the Offeror. The failure by the Parent or the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

16. CERTAIN REGULATORY AND LEGAL MATTERS.

     Except as set forth in this Section, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing by the Parent of a Notification and Report Form with respect to the Offer, unless the Parent receives a request for additional information or documentary material from the Department of Justice, Antitrust Division (the "Antitrust Division") or the Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. The Offeror made such a filing on August 14, 1995 and, accordingly, the initial waiting period will expire on August 29, 1995. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC request additional information or material from the Parent concerning the Offer, the waiting period will be extended to the tenth calendar day after the date of substantial compliance by the Parent with such request. Complying with a request for additional information or material can take a significant amount of time.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Company or its subsidiaries or the Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

     If any applicable waiting period under the HSR Act has not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 15.

     OCI Regulation. Section 611.72 of the Wisconsin Insurance Code (the "Wisconsin Code") and section 40.02 of the Insurance chapter of the Wisconsin Administrative Code provide that a person other than the insurer shall not make a tender offer for or a request or invitation for tenders of, seek to acquire or acquire any voting security of a domestic insurer (defined for this purpose to include any company controlling such a domestic insurer) if, at the completion of such acquisition, the person would be in control of the domestic insurer unless the person has filed with the Office of the Commissioner of Insurance (the "OCI") and has sent to the insurer a Form A acquisition statement containing the information required by the OCI, and the offer, request, invitation, agreement or acquisition has been approved by the OCI in the manner prescribed by Section 611.72(2) of the Wisconsin Code. For purposes of the Wisconsin Code the Company is deemed to be a company controlling EHI, which is a Wisconsin domestic insurer. The Offeror and the Parent intend to submit their Form A to the OCI for the approval of the Offer as soon as practicable. There is no statutory time period within which the OCI must respond to a request for approval. Under Section 611.72(3), the OCI is required to hold a hearing on the proposed acquisition of control.

     DOC Regulation. The Company owns and operates, through EHI, a health care service plan in the State of California named HMO California. The regulation of such plans has been entrusted exclusively to the Department of Corporations ("DOC") of the State of California. The Knox-Keene Health Care Service Plan Act of 1975 requires any person seeking to operate a health care service plan to secure and maintain a license to do so from the DOC. The Merger is a change in ownership of HMO California and as such will require approval of the DOC as a material modification of the HMO California license application. A similar material modification was granted to the HMO California in March, 1995, in connection with its acquisition by EHI. The Offeror and the Parent intend to seek another material modification of the HMO California license in connection with the Offer and the Merger.

     Other State Insurance Regulation. EHI must be authorized by issuance of a certificate of authority to operate as an insurance company by the insurance regulatory body of each jurisdiction in which it solicits insurance business. To retain its certificate of authority, EHI is required to file periodic reports with and is subject to periodic financial and market conduct examinations by such regulatory bodies. Further, many jurisdictions require that EHI file with the insurance regulatory body the insurance forms which EHI intends to issue, as well as any revisions thereto. In a limited number of states, such filings also include the rates that EHI intends to apply to insured groups located in that jurisdiction. In certain jurisdictions, the rates set forth in the filing must be approved by the insurance regulatory body before they can be implemented by EHI. Virtually every state requires EHI to include in the coverages it offers for sale in that jurisdiction certain so-called "mandated benefits." Legislation has also been enacted in a number of states which restricts the ability of insurers to limit the number of health care providers the insurer contracts with.

     EHI is subject to state laws and regulations that require diversification of its investment portfolio and limit the amount of investments in certain investment categories. Failure to comply with the laws and regulations would cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, would require divestiture.

     If the Offeror and the Parent acquire a controlling interest in the Company, certain other state insurance authorities may review the Company's license to conduct insurance business in such states. There can be no assurance that any such review will not result in adverse action being taken against EHI. The Offeror and the Parent currently believe that the approval by other state insurance regulatory authorities of the Offeror's purchase of Shares pursuant to the Offer is not required. However, no assurance can be given that other state insurance regulatory authorities will not assert jurisdiction over the Offer or that such approvals are not required.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, a corporation in its certificate of incorporation elects not to be subject to
Section 203. The Company's certificate of incorporation provides that the Company is not subject to Section 203. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., in 1982, the Supreme Court of the United States (the "U.S. Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the U.S. Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Offeror may not be obligated to accept for payment any Shares tendered. See Section 15.

17. FEES AND EXPENSES.

     Neither the Offeror nor the Parent, nor any officer, director, stockholder, agent or other representative of the Offeror or the Parent, will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

     Smith Barney Inc. ("Smith Barney") is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to the Parent and the Offeror in connection with the proposed acquisition of the Shares. Pursuant to its engagement letter with Smith Barney, the Parent paid Smith Barney a retainer of $100,000 upon the execution of the engagement letter and has agreed to pay Smith Barney a transaction fee of $5,250,000 (against which the retainer will be credited), payable upon the acquisition of a majority of the outstanding Shares. If the Parent receives the Termination Fee, Smith Barney would be entitled to receive 15% of that amount (against which the retainer would be credited). In addition, the Offeror has agreed to reimburse Smith Barney for certain reasonable out-of-pocket expenses incurred by Smith Barney in connection with the Offer, including the reasonable fees of its counsel (subject to certain limitations), and to indemnify Smith Barney against certain liabilities and expenses, including certain liabilities under the federal securities laws.

     The Offeror has retained D.F. King & Co., Inc., as Information Agent, and Chemical Mellon Shareholder Services, as Depositary, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer.

18. MISCELLANEOUS.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror.

     The Offeror and the Parent have filed with the Commission the Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-1 promulgated thereunder, furnishing certain information with respect to the Offer. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                            HEW, INC.

August 16, 1995

                                                                         ANNEX I

           CERTAIN INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                     OFFICERS OF THE PARENT AND THE OFFEROR

     1. DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT. Set forth below are the name, age, current business address, citizenship, present principal occupation or employment and five-year employment history of each director and executive officer of the Parent. Unless otherwise indicated, each person identified below has been employed by the Parent for the last five years, and each such person's business address is The Humana Building, 500 West Main Street, Louisville, Kentucky 40202. All persons listed below are citizens of the United States.

                                                                           SERVED
                                                                          IN SUCH      FIRST
                                                                          CAPACITY     ELECTED
           NAME               AGE                 POSITION                 SINCE       OFFICER
--------------------------    ---     --------------------------------    --------     -----
David A. Jones                64      Chairman of the Board and Chief       08/69      09/64
                                        Executive Officer
Wayne T. Smith                49      President and Chief Operating         03/93      06/78
                                        Officer and Director
K. Frank Austen, M.D.(1)      67      Director                              01/90
Michael E. Gellert(2)         64      Director                              02/68
John R. Hall(3)               62      Director                              05/92
David A. Jones, Jr.(4)        37      Director                              05/93
Irwin Lerner(5)               64      Director                              11/93
W. Ann Reynolds, Ph.D.(6)     57      Director                              01/91
W. Larry Cash                 46      Senior Vice President -- Finance      09/88      08/82
                                        and Operations
Karen A. Coughlin             47      Senior Vice President -- Region       02/93      09/88
                                        II
W. Roger Drury                48      Chief Financial Officer               05/92      08/83
Philip B. Garmon              51      Senior Vice President -- Region       09/88      11/82
                                        I
Arthur P. Hipwell             46      Senior Vice President and             06/94      08/90(7)
                                        General Counsel
Ronald S. Lankford, M.D.      43      Senior Vice President -- Medical      03/93      08/87
                                        Affairs
James E. Murray               41      Vice President and Controller         03/93      08/90

---------------

(1) K. Frank Austen, M.D., has been a Director of the Parent since January, 1990. He is Chairman of the Division of Rheumatology and Immunology at Brigham and Women's Hospital in Boston, Massachusetts, having held that position since 1980. He also serves as a professor of medicine on the faculty of Harvard Medical School. In addition, Dr. Austen is a member of the Board of Trustees of Amherst College. Dr. Austen's business address is Brigham and Women's Hospital, Harvard Medical School, The Seeley G. Mudd Building, 250 Longwood Avenue, Boston, Massachusetts 02115.

(2) Michael E. Gellert has been a Director of the Parent since February, 1968. He is general partner of Windcrest Partners, a private investment partnership in New York, New York, having held that position since April 1967. Mr. Gellert's business address is 122 East 42nd Street, New York, New York 10168.

(3) John R. Hall has been a Director of the Parent since May, 1992. He is Chairman of the Board of Directors and Chief Executive Officer of Ashland, Inc., in Ashland, Kentucky, positions he has held since 1981. He is also a member of American Petroleum Institute Executive Committee, a member of Transylvania University Board of Trustees and Vanderbilt University Board of Trust. Mr. Hall's business address is 1000 Ashland Drive, Russell, Kentucky 41169.

(4) David A. Jones, Jr., has been a Director of the Parent since May, 1993. He is a managing director of Chrysalis Ventures, Inc., a venture capital firm in Louisville, Kentucky, and is the son of David A. Jones,

     Chairman of the Board and Chief Executive Officer of the Parent. From October 1992 to December 1993, Mr. Jones, Jr., was an attorney with the law firm now known as Hirn Doheny Reed & Harper in Louisville, Kentucky. He previously served with the U.S. Department of State from 1988 to 1992, most recently as an attorney-advisor to the Bureau of East Asian and Pacific Affairs. Mr. Jones's business address is 400 West Market Street, Louisville, Kentucky 40202.

(5) Irwin Lerner has been a Director of the Parent since November, 1993. He retired on September 1, 1993 as Chairman of the Board and Executive Committee of Hoffmann-La Roche Inc. From April 1, 1980 to December 30, 1992, Mr. Lerner was Hoffmann-La Roche Inc.'s President and Chief Executive Officer. He presently serves on the boards of Project Hope, Rutgers University, the New Jersey Chamber of Commerce, the U.S. Advisory Board of the Zurich Insurance Company and is Chairman of the Board of the New Jersey Governor's Council for a Drug Free Workplace. In addition, he is Chairman of the Board of Sequana Therapeutics, Inc. and a principal and director of Physicians Television Network, a private company. He is a Distinguished Executive-in-Residence at the Rutgers University Graduate School of Management in Newark, New Jersey. Mr. Lerner's business address is 17 East Greenbrook Road, North Caldwell, New Jersey 07006.

(6) W. Ann Reynolds, Ph.D., has been a Director of the Parent since January, 1991. She is Chancellor-City University of New York, in New York, New York, having held that position since September 1990. She previously served for eight years as Chancellor of the California State University system. Dr. Reynolds' business address is 535 East 80th Street, New York, New York 10021.

(7) Mr. Hipwell was initially elected an officer of the Parent in 1990 and previously served in this same capacity since July 1992. Effective with the Parent's spinoff (the "Spinoff") of its Galen Health Care, Inc. subsidiary ("Galen"), he became Senior Vice President and General Counsel of Galen. Mr. Hipwell rejoined the Parent in January 1994 and was named Senior Vice President and General Counsel of the Parent on June 15, 1994.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR. Unless otherwise indicated, each person identified below has been employed by the Parent for the last five years and all information concerning the current business address, present principal occupation or employment and five-year employment history for each person is the same as the information given above. Each person was elected in July 1995. Directors of the Offeror are indicated with an asterisk. All persons listed below are citizens of the United States.

        *Wayne T. Smith..........................  President and Chief Operating Officer
         W. Roger Drury..........................  Chief Financial Officer
        *W. Larry Cash...........................  Senior Vice President
        *Karen A. Coughlin.......................  Senior Vice President
        *Philip B. Garmon........................  Senior Vice President
         Ronald S. Lankford, M.D.................  Senior Vice President
         James E. Murray.........................  Vice President and Controller
         Joan O. Kroger(1).......................  Secretary

---------------

(1) Ms. Kroger was initially elected Secretary of the Parent in 1992. Prior to that time, she served as Assistant Secretary. Effective with the Spinoff, she became Secretary of Galen, and, after subsequent mergers, Columbia/HCA Healthcare Corporation. Ms. Kroger rejoined the Parent in July 1994 as Secretary. Ms. Kroger is 41 years old and her business address is The Humana Building, 500 West Main Street, Louisville, Kentucky 40202.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                      CHEMICAL MELLON SHAREHOLDER SERVICES
                             ---------------------

By Hand:                        By Mail:                        By Overnight Courier:
Chemical Mellon Shareholder     Chemical Mellon Shareholder     Chemical Mellon Shareholder
  Services                        Services                        Services
Reorganization Department       Reorganization Department       Reorganization Department
120 Broadway - 13th Floor       P.O. Box 817                    85 Challenger Road
New York, N.Y. 10271            Midtown Station                 Overpeck Centre
                                New York, N.Y. 10018            Ridgefield Park, N.J. 07660

                      Facsimile for Eligible Institutions:

                                 (201) 296-4293

                              To confirm fax only:

                                 (201) 296-4209

     Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                                77 WATER STREET
                            NEW YORK, NEW YORK 10005
                 BANKS AND BROKERS CALL COLLECT: (212) 269-5550
                   ALL OTHERS CALL TOLL-FREE: (800) 755-3107

                      The Dealer Manager for the Offer is:

                               SMITH BARNEY INC.

                              388 GREENWICH STREET
                            NEW YORK, NEW YORK 10013
                                 (212) 816-7620